                                                                     EXHIBIT 4.5


                              POWERCERV CORPORATION
                             1995 STOCK OPTION PLAN

                     AS AMENDED AND RESTATED APRIL 20, 1998

         1. PURPOSE. The purpose of this Stock Option Plan (the "Plan") is two-fold. First, the Plan will further the interest of PowerCerv Corporation, a Florida corporation (the "Company"), any subsidiaries it may have and its shareholders by providing incentives in the form of stock option grants to key employees who contribute materially to the success and profitability of the Company. The grants shall recognize and reward outstanding individual performances and contributions and shall give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program shall also assist the Company and any subsidiaries it may have in attracting and retaining key persons. Second, the Plan will provide the Company flexibility and the means to reward directors and other non-employees who render valuable contributions to the Company. The Plan is an amended plan, in restated form, the original plan being established effective as of June 15, 1995.

         2. DEFINITIONS. The following definitions shall apply to this Plan:

                  (a) "AGREEMENT" means a written agreement entered into between the Company and a Recipient that embodies the terms and restrictions of the Option granted to the Recipient.

                  (b) "BOARD" means the board of directors of the Company.

                  (c) "CODE" means the Internal Revenue Code of 1986, as amended.

                  (d) "COMMITTEE" means the Stock Option Committee of disinterested directors appointed by the Board in accordance with paragraph 3 of the Plan.

                  (e) "COMMON STOCK" means the Common Stock, par value $.001 per share, of the Company or such other class of shares or securities to which the Plan may apply pursuant to paragraph 14 of the Plan.

                  (f) "COMPANY" means PowerCerv Corporation.

                  (g) "CONTINUING DIRECTOR" means, as of any date of determination, any member of the Board who was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

                  (h) "DATE OF GRANT" means the date on which the Option is granted.



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                  (i) "DISPOSE OF" means pledge, hypothecate, give, assign,
encumber, sell, grant an option with respect to, or otherwise transfer, to any party whether or not such party is a shareholder of the Company.

                  (j) "EMPLOYEE" means any person employed on an hourly or salaried basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

                  (k) "FAIR MARKET VALUE" means the fair market value of the Common Stock. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall determine the fair market value of the Shares using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. If the Common Stock is publicly traded on the date as of which fair market value is being determined, the fair market value is the average of the high and low sale prices of the Common Stock as reported by the National Association of Securities Dealer Automated Quotations ("Nasdaq") on that date, if the Common Stock is listed on a stock exchange, the average of the high and low sale prices of the Common Stock on that date, as reported in The Wall Street Journal. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the stock was traded or a price was quoted shall determine the fair market value.

                  (l) "INCENTIVE STOCK OPTION" means a stock option granted pursuant to either this Plan or any other plan of the Company that satisfies the requirements of Section 422 of the Code and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

                  (m) "OPTION" means a stock option granted pursuant to the Plan.

                  (n) "OPTION SHAREHOLDER" shall mean a Recipient who has exercised his or her Option.

                  (o) "OPTION SHARES" means Shares issued upon exercise of an Option.

                  (p) "PERMITTED OWNERS" means as of the date of any determination thereof any one or combination of the following (i) Roy E. Crippen III, Marc J. Fratello, Harold R. Ross and any of their respective spouses, estates, lineal descendants (including adoptive children), heirs, executors, personal representatives, administrators and trusts for any of their benefit and
(ii) any other person, as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (each such person, a "Person"), the majority of whose Voting Stock is directly or indirectly owned by any Person described in clause (i) above.

                  (q) "PLAN" means this PowerCerv Corporation 1995 Stock Option Plan.


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                  (r) "RECIPIENT" means a person who receives an Option.

                  (s) "SHARE" means a share of the Common Stock, as adjusted in accordance with paragraph 14 of the Plan.

                  (t) "SUBSIDIARY" means any corporation fifty percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

                  (u) "QUALIFIED PUBLIC OFFERING" means the closing of an underwritten public offering by the Company pursuant to a registration statement filed and declared effective under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the gross proceeds to the Company before deducting underwriting commissions, discounts and offering expenses, equals or exceeds $20,000,000 and
(ii) the product obtained by multiplying the public offering price per share of Common Stock by the total number of shares to be outstanding immediately following the public offering equals or exceeds $60,000,000.

                  (v) "TRIGGER EVENT" means the occurrence of any of the following:

                      (i) Any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group, as defined in Sections 13(d)(3) and 14(d)(2) of the 1934 Act (a "Group"), other than the Permitted Owners;

                      (ii) The adoption of a plan for the liquidation or dissolution of this Company;

                      (iii) The Company consolidates with, or merges with or into, another Person or Group, in a transaction or series of related transactions in which the Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving or transferee corporation and (B) the beneficial owners, as defined in Rules 13d-3 and 13d-5 under the 1934 Act (the "Beneficial Owners"), of the outstanding Voting Stock of the Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the total outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction;

                      (iv) The consummation of any transaction or series of any related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any Person or Group, other than Permitted Owners, becomes the Beneficial Owner of more than 50 percent of the voting power of the Voting Stock of the Company; or

                (v) During any consecutive two-year period, the first day on which a majority of the members of the Board who were members of the Board at the beginning of such period are not Continuing Directors.

            (W) "VOTING STOCK" means any class or classes of corporate stock or partnership interest pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

         3. ADMINISTRATION. This Plan shall be administered by a Committee appointed by the Board from among its members; provided, however, that with respect to options granted to persons subject to Section 16 of the 1934 Act, the Committee shall be the entire Board. A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous, written consent of the Committee.

         4. SHARES SUBJECT TO PLAN. Subject to the provisions of paragraph 14 of the Plan, the maximum aggregate number of Shares that may be subject to Options under the Plan shall be 3,675,000. If an Option should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

         5. RECIPIENTS.

            (A) ELIGIBLE PERSONS. Any person that the Committee in its sole and absolute discretion designates is eligible to receive an Option under this Plan. Only Employees of the Company shall be eligible to receive grants of Incentive Stock Options. The Committee's award of an Option to a Recipient in any year does not require the Committee to award an Option to that Recipient in any other year. Furthermore, the Committee may award different Options to different Recipients and has full discretion to choose whether to grant Options to any eligible person. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the amount of their Options, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective Recipient to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective Recipient's other compensation. Recipients may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested.

            (B) NO RIGHT OF EMPLOYMENT. A Recipient's right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, or otherwise shall not be enlarged or otherwise affected by his designation as a Recipient under this Plan, and such designation shall not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment or affiliation of any Recipient.

         6. OPTION REQUIREMENTS. Each Option granted to a Recipient under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Option granted to a Recipient shall satisfy the following requirements:

            (A) WRITTEN AGREEMENT. Each Option granted to a Recipient shall be evidenced by an Agreement. The terms of the Agreement need not be identical for different Recipients. The Agreement shall include a description of the substance of each of the requirements in this paragraph 6 with respect to that particular Option and shall state whether the Option is an Incentive Stock Option.

            (B) NUMBER OF SHARES. Each Agreement shall specify the number of Shares that may be purchased by exercise of the Option.

            (C) EXERCISE PRICE. Except as provided in subparagraph 6(i) of the Plan, the exercise price of each Share subject to an Incentive Stock Option shall equal the Fair Market Value of the Share on the Option's Date of Grant. The exercise price of each Share subject to an Option that is not an Incentive Stock Option shall equal the exercise price designated by the Committee on the Option's Date of Grant.

            (D) DURATION OF OPTION. Except as provided in subparagraph 6(i) of the Plan, each Option granted to a Recipient shall expire on the tenth anniversary of its Date of Grant or, at such earlier date as is set by the Committee in establishing the terms of the Option at grant. If the Recipient's employment or affiliation with the Company terminates before the expiration date of an Option, the Options owned by the Recipient shall expire on the earlier of the date stated in this subparagraph or the date stated in following subparagraphs of this paragraph. Furthermore, expiration of an Option may be accelerated under subparagraph 6(g) of the Plan.

            (E) VESTING OF OPTION AND EXERCISABILITY. Unless otherwise provided for by the Committee in establishing the terms of the Option Agreement at grant, a Recipient's interest in the Option shall vest according to the schedule described in this subparagraph 6(e) and shall be exercisable as to not more than the vested percentage of the Shares subject to the Option at any point in time. To the extent an Option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised, subject to the provisions of subsection 6(d) of the Plan. Each Option granted under the Plan shall become vested according to the following schedule based on the anniversary of the Date of Grant:


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
Anniversary of Date of Grant             Percent Vested
----------------------------             --------------
  Prior to 1st anniversary                     0%
            1st                               25%
            2nd                               50%
            3rd                               75%
            4th                              100%

The Committee, in its sole and absolute discretion, may accelerate the vesting of any Option at any time.

            (F) DEATH OR TERMINATION OF SERVICE OR AFFILIATION. In the case of the death of the Recipient, all Options held by the Recipient shall expire on the one year anniversary of the Recipient's death, or if earlier, the date specified in subparagraph 6(d). If the Recipient ceases employment or affiliation with the Company for any reason other than death, all Options held by the Recipient shall lapse immediately following the last day that the Recipient is employed by or affiliated with the Company. However, the Committee may, in its sole and absolute discretion, either at grant of the Option or at the time the Recipient terminates employment or affiliation with the Company, delay the expiration date of the Option to a date after termination of employment or affiliation with the Company. The maximum delay that may be allowed, however, shall be 90 days for an Incentive Stock Option and four years for a Nonqualified Stock Option. Unless otherwise provided for by the Committee in its sole and absolute discretion, during any such delay of the expiration date, the Option may be exercised only for the number of Shares for which it could have been exercised on such termination date pursuant to subparagraph 6(e), subject to any adjustment under paragraph 14 of the Plan. Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or Subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the Option shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by or affiliated with the Company.

            (G) TRIGGER EVENT. Contingent upon the occurrence of a Trigger Event, the Board may terminate all Options outstanding under the Plan effective upon the date of the Trigger Event or may accelerate the expiration of the Options to a date not earlier than the fifteenth day after the date of the Trigger Event. Furthermore, the Board may accelerate the vesting of any Option in the event of a Trigger Event. If the Board terminates the Options, it shall make, within sixty days after the date of the Trigger Event, a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the Shares that would have been subject to the terminated Option on the date of the Trigger Event.

            (H) CONDITIONS REQUIRED FOR EXERCISE. Options granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to subparagraph 6(e) of the Plan. In addition, no Option granted under this Plan may be exercised unless and until a Qualified Public Offering occurs. Furthermore, each Option granted under the Plan is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by paragraph 12 of the Plan.

            (I) TEN PERCENT SHAREHOLDERS. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of 110 percent of Fair Market Value on the Date of Grant and shall be exercisable only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Code Section 424(d) shall apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options shall not be considered.

            (J) MAXIMUM OPTION GRANTS. The aggregate Fair Market Value determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries (within the meaning of Section 422(b) of the Code) may become exercisable by any individual for the first time in any calendar year shall not exceed $100,000.

         7. METHOD OF EXERCISE. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (a) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (b) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (c) complies with such other reasonable requirements as the Committee establishes pursuant to paragraph 12 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check or wholly or partially in the form of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price. No person shall have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. An Option granted under this Plan may not be exercised in increments of less than one hundred Shares, or, if less, one hundred percent of the full number of Shares as to which it can be exercised. A partial exercise of an Option shall not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

         8. COMPANY'S RIGHT OF FIRST REFUSAL REGARDING OPTION SHARES. An Option Shareholder who desires to Dispose Of any Option Shares shall first offer the Option Shares to the Company. The Option Shareholder shall provide notice signed by the Option Shareholder to the Company indicating the Option Shareholder's desire to Dispose Of Option Shares. The notice shall also specify the number of Option Shares. The Company shall have the irrevocable and exclusive first option, but not the obligation, to purchase all or a portion of the Option Shares, provided the Company provides notice of its election to purchase the Option Shares within sixty days after the Company receives the Option Shareholder's notice. The purchase price to be paid by the Company for the Option Shares being offered by the Option Shareholder shall be the Fair Market Value of the Option Shares on the date of the Option Shareholder's notice, and payment shall be made in full in cash at closing. In the event of a Qualified Public Offering, the provisions of this paragraph 8 shall cease to be effective.

         9. COMPANY RIGHT TO REPURCHASE OPTION SHARES. The Company shall have the right to repurchase any Option Shares purchased by a Recipient following such Recipient's termination of service or affiliation with the Company for any reason. The price for repurchasing the Option Shares shall be equal to the exercise price specified in the Option with respect to such Option Shares. Should the Company fail to exercise such repurchase right within sixty days following the date of such Recipient's termination of service or affiliation, the Company shall be deemed to have waived such right. In the event of a Qualified Public Offering, the provisions of this paragraph 9 shall cease to be effective.

         10. LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its sole and absolute discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient shall make application to the Company for the loan, completing the forms and providing the information required by the Company. The loan shall be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient shall execute a promissory note and any other documents deemed necessary by the Committee.

         11. DESIGNATION OF BENEFICIARY. Each Recipient shall designate in the Agreement he executes a beneficiary to receive Options awarded hereunder in the event of both his death prior to full exercise of such Options and a delay of the expiration date of such Options in accordance with subparagraph 6(f) of the Plan; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Agreements.

         12. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his beneficiary) or to require the Recipient (or his beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient (or his beneficiary) recognizes income for federal, state, and/or local tax purposes as the result of the receipt of Shares pursuant to the Plan as a condition to the issuance of Shares upon Option exercise (whether to the Recipient or to his beneficiary).

         Options are exercisable, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this paragraph and to reflect the provisions of paragraphs 8 and 9 of the Plan. No Option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

         Each person who acquires the right to exercise an Option or to ownership of Shares by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

         With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

         13. ASSIGNABILITY. An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of a Recipient, all rights of the Options are exercisable only by the Recipient.

         14. ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted to Recipients under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

         15. LIABILITY OF THE COMPANY. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by a Recipient or other person due to the exercise of an Option.

         16. AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, the Plan, Recipients or eligible persons are subject. Any amendment, whether with or without the approval of shareholders, that alters the terms or provisions of an Option granted before the amendment (unless the alteration is expressly permitted under this Plan) shall be effective only with the consent of the Recipient to whom the Option was granted or the holder currently entitled to exercise it.

         17. EXPENSES OF PLAN. The Company shall bear the expenses of administering the Plan.

         18. DURATION OF PLAN. Options may be granted under this Plan only during the ten years immediately following the effective date of this Plan.

         19. APPLICABLE LAW. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Florida and the United States of America.

         20. EFFECTIVE DATE. The effective date of this Plan, as amended, shall be April 20, 1998.

Adopted by the Board of Directors
on April 20, 1998 (original Plan
adopted by the Board of Directors
on June 15, 1995; amendments adopted
by the Board of Directors on
January 10, 1996, and April 10, 1997).

Approved by the Shareholders on
June ___, 1998 (original Plan approved
by the Shareholders on June 15, 1995;
amendments approved by the Shareholders on January 10, 1996, and June 3, 1997).